Exhibit 99.1

Oaktree Capital Group, LLC Announces Pricing of Public Offering of Series A Preferred Units

LOS ANGELES—(BUSINESS WIRE)—May 10, 2018—Oaktree Capital Group, LLC (NYSE: OAK) (“Oaktree”) today announced the pricing of a $180 million offering of 7,200,000 of its 6.625% Series A Preferred units representing limited liability company interests with a liquidation preference of $25.00 per unit. In addition, Oaktree has granted the underwriters an option to purchase up to an additional 1,080,000 Series A Preferred units solely to cover over-allotments. The offering is expected to close on May 17, 2018, subject to the satisfaction of customary closing conditions.

The offering will be made under Oaktree’s effective Registration Statement on Form S-3 filed with the U.S. Securities and Exchange Commission (the “SEC”).

Oaktree intends to use the net proceeds from the sale of the Series A Preferred units for general corporate purposes, including to fund investments.

Distributions on the Series A Preferred units, when, as and if declared by the board of directors of Oaktree, will be paid quarterly and are non-cumulative.

Oaktree intends to apply to list the Series A Preferred units on the NYSE under the ticker symbol “OAK PR A”.

Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC and Wells Fargo Securities, LLC are acting as joint book-running managers for the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Series A Preferred units in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering will be made only by means of a prospectus supplement and an accompanying prospectus, copies of which may be obtained by contacting (1) Morgan Stanley & Co. LLC, at 180 Varick Street, New York, NY 10014 Attention: Prospectus Department, (2) Merrill Lynch, Pierce, Fenner & Smith Incorporated, at NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte NC 28255-0001 Attention: Prospectus Department, email: dg.prospectus_requests@baml.com, (3) UBS Securities LLC, at 1285 Avenue of the Americas, New York, New York 10019, Attention: Prospectus Specialist or by phone at 1-888-827-7275, and (4) Wells Fargo Securities, LLC, at 608 2nd Avenue South, Suite 1000, Minneapolis, Minnesota 55402 Attention: WFS Customer Service (Toll-Free: 1-800-645-3751 or email: wfscustomerservice@wellsfargo.com).

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, which reflect Oaktree’s current views with respect to, among other things, whether the offering will be completed. Forward-looking statements contained in this press release speak only as of the date of this press release. Except as required by law, Oaktree does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

Source: Oaktree Capital Group, LLC

Investor Relations:

Oaktree Capital Group, LLC

Andrea D. Williams, 213-830-6483

investorrelations@oaktreecapital.com